Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement of Lipella Pharmaceuticals Inc. on Form S-3 of our report dated March 31, 2023, relating to the financial statements of Lipella Pharmaceuticals Inc., appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in that Registration Statement.

/s/ Urish Popeck & Co., LLC

Pittsburgh, PA

January 31, 2024